UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
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☐     Soliciting Material Pursuant to § 240.14a-12.
Build-A-Bear Workshop, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Build-A-Bear Workshop, Inc.
1954 Innerbelt Business Center Drive
St. Louis, Missouri 63114
April 6, 2006
Dear Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of Build-A-Bear Workshop, Inc. to be held at the Saint Louis Zoo, the McDonnell Center at River Camp, One Government Drive, St. Louis, Missouri 63110 on Thursday, May 11, 2006, at 10:00 a.m. Central Time.
At the meeting, you will be asked to elect two Directors, ratify the appointment of KPMG LLP as our independent registered public accounting firm for our current fiscal year, and transact such other business as may properly come before the meeting.
The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting.
Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. You may vote via the Internet, as well as by telephone or by mailing the proxy card. Please review the instructions with the proxy card regarding each of these voting options.
Thank you for your continued support of, and interest in, Build-A-Bear Workshop®.
Sincerely,

Maxine Clark
Chairman and Chief Executive Bear

BUILD-A-BEAR WORKSHOP, INC.
1954 Innerbelt Business Center Drive
St. Louis Missouri 63114
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 11, 2006
The 2006 Annual Meeting of Stockholders of BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (the “Company” or “Build-A-Bear Workshop”), will be held at the Saint Louis Zoo, the McDonnell Center at River Camp, One Government Drive, St. Louis, Missouri 63110, on Thursday, May 11, 2006, at 10:00 a.m. Central Time, to consider and act upon the following matters:
1.	to elect two Directors;

2.	to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year; and

3.	to transact such other business as may properly come before the meeting or any adjournments thereof.
Only stockholders of record at the close of business on March 21, 2006 are entitled to notice of and to vote at the annual meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either (i) complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope, or (ii) vote electronically via the Internet or telephone as described in greater detail in the Proxy Statement. Returning the enclosed proxy, or voting electronically or telephonically, will not affect your right to vote in person if you attend the meeting.
By Order of the Board of Directors
Tina Klocke
Chief Financial Bear, Treasurer and Secretary
Even though you may plan to attend the meeting in person, please vote by telephone or the Internet, or execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and Internet voting information is provided on your proxy card. Should you attend the meeting in person, you may revoke your proxy and vote in person.

BUILD-A-BEAR WORKSHOP, INC.
1954 Innerbelt Business Center Drive
St. Louis, Missouri 63114

2006 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Build-A-Bear Workshop, Inc., a Delaware corporation (the “Company”), to be voted at the 2006 Annual Meeting of Stockholders of the Company and any adjournment or postponement of the meeting. The meeting will be held at The Saint Louis Zoo, the McDonnell Center at River Camp, One Government Drive, St. Louis, Missouri 63110, on Thursday, May 11, 2006, at 10:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement.
ABOUT THE MEETING
Why Did I Receive This Proxy Statement?
Because you were a stockholder of the Company as of March 21, 2006 (the “Record Date”) and are entitled to vote at the annual meeting, the Board of Directors is soliciting your proxy to vote at the meeting.
This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed to stockholders on or about April 6, 2006.
What Am I Voting On?
You are voting on two items:
1.	election of Directors (see page 7); and

2.	ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2006 (see page 25).
How Do I Vote?
Stockholders of Record: If you are a stockholder of record, there are four ways to vote:
•	by toll-free telephone at 1-866-540-5760;

•	by Internet at http://www.proxyvoting.com/bbw;

•	by completing and returning your proxy card in the postage-paid envelope provided; and

•	by written ballot at the meeting.
Street Name Holders: Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.
Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.

What Are the Voting Recommendations of the Board of Directors?
     The Board recommends the following votes:
1.	FOR each of the nominees as Directors

2.	FOR ratification of the appointment of KPMG LLP as independent registered public accounting firm for fiscal 2006
Unless you give contrary instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.
Will Any Other Matters Be Voted On?
We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to Maxine Clark and Tina Klocke to vote on such matters in their discretion.
Who Is Entitled to Vote at the Meeting?
Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.
How Many Votes Do I Have?
You will have one vote for every share of Build-A-Bear Workshop common stock you owned on the Record Date.
How Many Votes Can Be Cast by All Stockholders?
20,203,993, consisting of one vote for each share of Build-A-Bear Workshop common stock outstanding on the Record Date. There is no cumulative voting.
How Many Votes Must Be Present to Hold the Meeting?
The holders of a majority of the aggregate voting power of Build-A-Bear Workshop common stock outstanding on the Record Date, or 10,101,997 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.
If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.
We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.
What Vote Is Required to Approve Each Proposal?
In the election of Directors, the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. A proxy that has properly withheld authority with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
For the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to this proposal will be counted for the purposes of determining the number of shares entitled to vote that are present in person or by proxy. Accordingly, an abstention will have the effect of a “no” vote.
If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to the matter.

Can I Change My Vote?
Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to the Company’s Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.
How Can I Access the Company’s Proxy Materials and Annual Report Electronically?
This proxy statement and the 2005 annual report are available in the Investor Relations section of the Company’s website, which can be accessed from our Investor Relations website at http://ir.buildabear.com by selecting the “Financial Reports” section. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail by registering at http://www.melloninvestor.com/isd. By electing to receive these materials electronically, you can save the Company the cost of producing and mailing these documents.
Who Can Attend the Annual Meeting?
Any Build-A-Bear Workshop stockholder as of March 21, 2006 may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.
If you return a proxy card without indicating your vote, your shares will be voted as follows: (i) FOR the nominees for Director named in this proxy statement; (ii) FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for fiscal 2006; and (iii) in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment of the meeting.
Proof of ownership of Build-A-Bear Workshop stock, as well as a valid form of personal identification (with picture), must be presented in order to attend the annual meeting.

VOTING SECURITIES
On the Record Date there were 20,203,993 outstanding shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”).
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the beneficial ownership of the Company’s Common Stock as of March 21, 2006 (unless otherwise noted) by (i) to the extent known by the Company, each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock, (ii) each Director and Director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table on page 17 (the “Named Executive Officers”), and (iv) all current executive officers and Directors of the Company as a group. The table includes shares that may be acquired within 60 days of March 21, 2006 upon the exercise of stock options by employees or outside Directors and shares of restricted stock. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns. Except as indicated below, the address of each person or entity listed is c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114.

	Amount and Nature of
	Shares of Common Stock	Percentage of Class
Name of Beneficial Owner	Beneficially Owned	Outstanding Common Stock

Maxine Clark and affiliates (1)	3,422,390	16.8%
Endowment Capital, L.P. and affiliates (2)	2,239,200	11.1%
Morgan Stanley and affiliates (3)	1,922,714	9.5%
Barney Ebsworth (4)	1,947,264	9.6%
Downtown Associates, L.L.C. and affiliates (5)	1,275,200	6.3%
Fidelity Management and affiliates (6)	1,052,000	5.2%
Manulife Financial Corporation and affiliates (7)	1,022,750	5.1%
Buckingham Capital Management Incorporated (8)	1,011,900	5.0%
Coleman Peterson (9)	8,376	*
James Gould (10)	4,573	*
William Reisler (11)	4,573	*
Louis Mucci (12)	4,844	*
Mary Lou Fiala (13)	4,587	*
Barry Erdos (14)	66,250	*
Tina Klocke (15)	199,992	1.0%
Teresa Kroll (16)	59,750	*
Scott Seay (17)	56,087	*
Joan Ryan (18)	7,321	*
All Directors and executive officers as a group (12 persons) (19)	5,786,007	28.0%

*	Less than 1.0%.

(1)	Represents 316,433 shares of our common stock owned directly by Ms. Clark, 13,125 shares of restricted stock, and 2,940,364 shares held by Smart Stuff, Inc. Ms. Clark controls the voting and/or investment power for the shares held by Smart Stuff, Inc. as its president and sole shareholder. Also includes options to purchase 152,468 shares of the Company’s common stock.

(2)	Represents 2,239,200 shares held by Endowment Capital L.P. and its affiliates. Endowment Capital, L.P. (“Endowment Capital”), Long Drive, L.P. (“Long Drive”), Endowment Capital Group, LLC (“Endowment Capital Group”), Endowment Management, LLC (“Endowment Management”) and Philip Timon share voting and investment control over the shares beneficially owned by Endowment Capital. Endowment Management is the investment manager of Endowment Capital and Long Drive, subject to the overall control of the managing member, Philip Timon. Mr. Timon is deemed to posses a controlling interest in

Endowment Management and thus could be deemed to share the power to vote and dispose or direct the disposition of such shares. The address for Endowment Capital, Long Drive, Endowment Capital Group, Endowment Management and Mr. Timon is 1105 N. Market Street, 15th Floor, Wilmington, Delaware 19801. All information regarding ownership by Endowment Capital, Long Drive, Endowment Capital Group and Endowment Management is based solely on a Schedule 13F filed by Endowment Capital on February 13, 2006.

(3)	Represents 1,922,714 shares held by Morgan Stanley Investment Management Inc (“Morgan Stanley”). Morgan Stanley’s address is 1221 Avenue of the Americas, New York, NY 10020. All information regarding ownership by Morgan Stanley is based solely on a Schedule 13G filed by Morgan Stanley on February 15, 2006.

(4)	Represents 4,573 shares of restricted stock owned directly by Mr. Ebsworth and 1,942,691 shares held indirectly by The Barney A. Ebsworth Living Trust dated July 23, 1986. Mr. Ebsworth exercises voting and/or investment powers for the shares held by The Barney A. Ebsworth Living Trust dated July 23, 1986, as trustee of the trust.

(5)	Represents 1,275,200 shares held by Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P., Downtown Associates IV, L.P. and Downtown Associates V, L.P. (collectively, the “Downtown Funds”). The general partner of the Downtown Funds is Downtown Associates, L.L.C. Ronald J. Juvonen, as the managing member of the general partner, has sole power to vote and direct the disposition of all shares held by the Downtown Funds. The address of each of the Downtown Funds and Mr. Juvonen is c/o Downtown Associates, L.L.C., 674 Unionville Road, Suite 105, Kennett Square, Pennsylvania 19348. All information regarding ownership by the Downtown Funds is based solely on a Schedule 13G/A filed by the Downtown Funds on February 14, 2006.

(6)	Represents:

• 1,024,000 shares held by Fidelity Management & Research Company (“Fidelity”); and

• 28,000 shares held by Fidelity Management Trust Company (“Fidelity Trust”).

Fidelity, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,024,000 shares. Edward C. Johnson III and FMR Corp., through their control of Fidelity, each has sole power to dispose of the 1,024,000 shares owned by Fidelity. Fidelity Trust, a wholly-owned subsidiary of FMR Corp. is the beneficial owner of 28,000 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson III and FMR Corp., through their control of Fidelity Trust, each has sole dispositive power over 28,000 shares and sole power to vote or to direct the voting of 28,000 shares owned by the institutional account(s). The address of Fidelity and Fidelity Trust is 82 Devonshire Street, Boston, Massachusetts 02109. All information regarding ownership by FMR Corp. is based solely on a Schedule 13G filed by FMR Corp. on February 14, 2006.

(7)	Represents:

• 3,750 shares held by MFC Global Investment Management;

• 878,000 shares held by Independence Investments, LLC; and

• 140,900 shares held by John Hancock Advisers, LLC.

Through its parent-subsidiary relationship, Manulife Financial Corporation (“MFC”) may be deemed to have beneficial ownership of the shares held by MFC’s indirect, wholly-owned subsidiaries, MFC Global Investment Management (“MFC Global”), Independence Investments, LLC (“Independence”) and John Hancock Advisers, LLC (“JHA”). The principal business office of MFC and MFC Global is located at 200 Bloor Street, East, Toronto, Ontario, Canada, M4W 1E5; Independence is located at 53 State Street, Boston, Massachusetts 02109 and JHA is located at 601 Congress Street, Boston, Massachusetts 02210. All information regarding ownership by MFC is based solely on a Schedule 13G filed by MFC on February 14, 2006.

(8)	Represents 1,011,900 shares held by Buckingham Capital Management Incorporated (“Buckingham”). The principal business offices of Buckingham are located at 750 Third Avenue, Sixth Floor, New York, NY 10017. All information regarding ownership by Buckingham is based solely on a Schedule 13G filed by Buckingham on February 14, 2006.

(9)	Represents 8,376 shares of restricted stock.

(10)	Represents 4,573 shares of restricted stock.

(11)	Represents 4,573 shares of restricted stock.

(12)	Represents 330 shares of the Company’s common stock and 4,514 shares of restricted stock.

(13)	Represents 278 shares of the Company’s common stock and 4,309 shares of restricted stock.

(14)	Represents 11,250 restricted shares and options to purchase 55,000 shares of the Company’s common stock.

(15)	Represents 12,064 shares of the Company’s common stock and 22,928 restricted shares (of which 20,491 shares are contractually restricted pursuant to a restricted stock purchase agreement as discussed on page 22) and options to purchase 164,500 shares of the Company’s common stock. Also includes 300 shares owned by Ms. Klocke’s spouse and 200 shares held in trust for the benefit of Ms. Klocke’s children.

(16)	Represents 26,439 shares of the Company’s common stock and 2,437 restricted shares and options to purchase 30,874 shares of the Company’s common stock.

(17)	Represents 1,899 shares of the Company’s common stock and 2,813 restricted shares and options to purchase 51,375 shares of the Company’s common stock.

(18)	Represents 7,321 shares of restricted stock.

(19)	The 12 individuals listed in the chart include all Directors and executive officers detailed in the “Management” section below. Includes a total of 90,792 restricted shares and options to purchase a total of 454,217 shares of the Company’s common stock. See note 1, 4 and notes 9 through 18 above.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (“SEC”), and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, the Company believes that all of its Directors, executive officers and greater than ten percent beneficial owners complied with all such filing requirements during 2005 provided, however, that, Scott Seay, Maxine Clark, Barry Erdos, Tina Klocke, Teresa Kroll and former Chief Banker Bear Jack Burtelow each filed one Form 4 reporting two late transactions related to our annual grants of options and shares of restricted stock to these executive officers on March 8, 2005, and James Gould filed one Form 4 reporting two related late transactions which occurred on October 20, 2005.

PROPOSAL I. ELECTION OF DIRECTORS
The Company’s Board of Directors presently has nine members, divided into three classes as nearly equal in number as possible. The classes have staggered three-year terms. As a result, only one class of Directors is elected at each annual meeting of our stockholders. Barney Ebsworth, Coleman Peterson and William Reisler are Class II Directors, and their terms will expire at the 2006 annual meeting. Barry Erdos, James Gould and Joan Ryan are Class III Directors, and their terms will expire at the 2007 annual meeting. Maxine Clark, Mary Lou Fiala and Louis Mucci are Class I Directors, and their terms will expire at the 2008 annual meeting.
Currently, all our Directors hold office until the annual meeting of stockholders at which their term expires or until their successors are duly elected and qualified. The employment agreement between the Company and Barry Erdos provides that Mr. Erdos is generally entitled to a board seat so long as he is re-elected by the shareholders of the Company, provided that if Mr. Erdos’ employment terminates, he will promptly resign from the Board.
Under our Corporate Governance Guidelines, a Director may not stand for election or re-election after reaching the age of 70. Barney Ebsworth, a Class II Director, is ineligible to stand for re-election under these Guidelines. Mr. Ebsworth has been asked by the Board, and he has agreed, to continue to serve the Company as Board Member Emeritus after our 2006 Annual Meeting.
The Nominating and Corporate Governance Committee (“Governance Committee”) of the Board of Directors has nominated the Class II Directors, William Reisler and Coleman Peterson, to be re-elected to serve until the 2009 annual meeting of stockholders or until their successors are duly elected and qualified.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES.
Proxies cannot be voted for a greater number of persons than the number of nominees named herein. Unless otherwise specified, all proxies will be voted in favor of the two nominees listed herein for election as Directors of the Company.
The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes present in person or by proxy and entitled to vote at the meeting.
DIRECTORS
Set forth below are the names, ages, positions and brief accounts of the business experience for each of our Directors as of March 21, 2006.
Class II Directors — Up for Re-Election
Coleman Peterson, 57, was appointed to the Board of Directors at a regular Board meeting on November 10, 2005. Mr. Peterson is President and Chief Executive Officer of Hollis Enterprises LLC, a human resources consulting firm, which he founded in 1994 following his retirement from Wal-Mart Stores, Incorporated. Mr. Peterson served as the Executive Vice-President of People at Wal-Mart Stores, Inc. from 1994 to 2004. Prior to joining Wal-Mart in 1994, Mr. Peterson spent 16 years with Venture Stores of St. Louis, with his last role being the Senior Vice-President of Human Resources. Mr. Peterson holds an undergraduate degree in English literature and a master’s degree in Industrial Relations from Loyola University of Chicago. Mr. Peterson serves on the Board of Directors of J.B. Hunt Transportation, Inc. and The Service Master Company. He serves on the Executive Committee of the National Association for the Advancement of Colored People and is the Vice-Chairman of the Board of Trustees of Northwest Arkansas Community College. Mr. Peterson resides in Rogers, Arkansas with his wife. They have two children, Rana and Collin.
William Reisler, 49, was initially elected to our Board of Directors pursuant to the terms of a stockholders’ agreement which terminated upon the closing of the Company’s initial public offering in 2004. Mr. Reisler has served on our Board of Directors since our conversion to a corporation in April 2000, and he served on an advisory board to our predecessor entity prior to that time. Mr. Reisler is a co-founder and Managing Partner of Kansas City Equity Partners, a private equity fund which currently manages over $1.5 billion in assets. Mr. Reisler has previously served as Chairman of the Board of Governors of the National Association of Small Business Investment Companies (NASBIC), the private equity trade association which represented over $12 billion in investment capital at the time. His corporate experience includes development of new products for Hallmark Cards, Inc. and strategic planning for Sprint Corporation. Mr. Reisler holds a bachelor’s of science degree in economics from the University of Illinois, where he graduated with distinction in economics and honors in commerce. He also holds a Master’s in Business Administration degree, with an emphasis in entrepreneurship, from the University of Southern California, where he was named “outstanding student of the year” by the School of Business. Mr. Reisler has supported numerous civic and charitable organizations. He served as co-founder and president of the Kansas City Jazz Festival Committee from 1983 to 1986. Mr. Reisler also served as co-founder and chairman of the Kansas City Friends of Alvin Ailey American Dance Theater in 1984. Mr. Reisler, his wife and two children reside in Kansas City, Missouri.
Class III Directors — Terms Expiring in 2007
Barry Erdos, 62, was appointed to the Board at a regular Board meeting on July 27, 2005. Mr. Erdos has been our President and Chief Operating Officer Bear since April 2004. Prior to joining us, Mr. Erdos was the Chief Operating Officer and a director of Ann Taylor Stores Corporation and Ann Taylor Inc., a women’s apparel retailer, from November 2001 to April 2004. He was Executive Vice President, Chief Financial Officer and Treasurer of Ann Taylor Stores Corporation and Ann Taylor Inc. from 1999 to 2001. Prior to that, he was Chief Operating Officer of J. Crew Group, Inc., a specialty retailer of apparel, shoes and accessories, from 1998 to 1999. From 1988 to 1998, Mr. Erdos held various positions at Limited Brands, Inc. including Corporate Vice President, Controller, and Executive Vice President of their Lane Bryant, Express, and Henri Bendel divisions. Mr. Erdos serves as a member of the Board of Directors, and as the Audit Committee Chairman of Bluefly, Inc. Mr. Erdos also serves on the board of “Make a Wish” foundation of Metro St. Louis, Missouri. Mr. Erdos has a bachelor’s of science degree from Long Island University.
James Gould, 57, was initially elected to our Board of Directors pursuant to the terms of a stockholders’ agreement which terminated upon the closing of the Company’s initial public offering in 2004. Mr. Gould has served on our Board of Directors since our conversion to a corporation in April 2000, and he served on an advisory board to our predecessor entity prior to that time. Mr. Gould is a Managing General Partner of The Walnut Group, a group of affiliated venture capital funds, and has held that position since 1994. He is also the Managing Member of Gould Venture Group V, LLC, a diversified financial concern, and is the Owner of Management One Ltd., a firm he founded that represents professional athletes. Mr. Gould serves on the Board of Directors for Home Products International, Inc. He has also served on numerous charitable boards including Prevent Child Abuse America, Camp BrightLight in partnership with the YMCA and the Cincinnati Ballet Company. Mr. Gould has a bachelor’s degree in history from the University of Wisconsin. He resides in Cincinnati, Ohio with his two sons, named Dylan and Lucas.
Joan Ryan, 60, was appointed to the Board at a regular Board meeting on February 28, 2006. Ms. Ryan is recently retired as Senior Vice President of Walt Disney Theme Parks and Resorts, with whom she worked for 12 years. In that position, Ms. Ryan managed Disney’s retail businesses including merchandise, food and beverage, and photo imaging at Walt Disney World® resort. Prior to that position, she was senior vice president of merchandise for the Walt Disney World® resort. Her areas of responsibility included Disneyland® Resort, as well as Disney’s international theme parks and resorts. Prior to joining Disney, Ms. Ryan spent over 30 years at various specialty retailers with responsibility for store operations and merchandising, including Ann Taylor Stores Corporation, Lord & Taylor (a division of Federated Departments Stores, Inc.), and Dayton Hudson Corporation (Target Corporation). Ms. Ryan has a bachelor’s degree from Michigan State University.

Class I Directors — Terms Expiring in 2008
Maxine Clark, 57, has been our Chief Executive Bear since our inception in 1997, our President from our inception in 1997 to April 2004 and has served as Chairman of our Board of Directors since our conversion to a corporation in April 2000. She was initially elected to our Board of Directors pursuant to the terms of a stockholders’ agreement which terminated upon the closing of the Company’s initial public offering in 2004. Ms. Clark was re-elected at our 2005 Annual Meeting of Stockholders. Prior to founding Build-A-Bear Workshop, Ms. Clark was the President of Payless ShoeSource, Inc. from November 1992 until January 1996. Before joining Payless, Ms. Clark spent over 19 years in various divisions of The May Department Stores Company in areas including merchandise development, merchandise planning, merchandise research, marketing and product development. Ms. Clark is a member of the Board of Directors of The J.C. Penney Company, Inc. and Chairman of its Corporate Governance Committee. She also serves on the Board of Trustees of the International Council of Shopping Centers and Washington University in St. Louis and on the Board of Directors of Barnes Jewish Hospital. Ms. Clark is Chairman of the Board of Directors of the St. Louis Chapter of Teach for America. She is also a member of the Committee of 200, an organization for women entrepreneurs around the world. Ms. Clark has a bachelor’s degree from the University of Georgia.
Mary Lou Fiala, 54, was originally appointed to the Board at a regular Board meeting on January 26, 2005, and then she was re-elected at our 2005 Annual Meeting of Stockholders. Since 1998, Ms. Fiala has served as President and Chief Operating Officer of Regency Centers Corporation, a real estate investment trust specializing in the ownership and operation of grocery anchored shopping centers. In her role as President and Chief Operating Officer, Ms. Fiala is responsible for the operational management of Regency’s retail centers nationwide. Prior to working with Regency, Ms. Fiala served as Managing Director of Security Capital Global Strategic Group Incorporated, where she was responsible for the development of operating systems for the firm’s retail-related initiatives. Previously, she also served as Senior Vice President and Director of Stores for Macy’s East/Federated Department Stores, Inc. Before her tenure at Macy’s, Ms. Fiala was Senior Vice President of Henri Bendel and Senior Vice President and Regional Director of stores for Federated’s Burdine’s Division. Ms. Fiala is a past Board member of Pacific Retail Trust and City Center Retail. She is a current member of the Board of Trustees for the International Council of Shopping Centers, and the Regency Centers Corporation Board of Directors. Ms. Fiala earned a bachelor’s degree in science from Miami University. Ms. Fiala has three children and two grandchildren.
Louis Mucci, 64, was originally appointed to the Board at a regular Board meeting on November 17, 2004, and then he was re-elected at our 2005 Annual Meeting of Stockholders. Mr. Mucci recently held the position of Chief Financial Officer at BJ’s Restaurants, Inc., a public company, and served on that company’s Board of Directors from May 2002 until September 2005. Mr. Mucci currently serves as an advisor to the Board of Directors of BJ’s Restaurants. He retired from PricewaterhouseCoopers LLP in June 2001 after 25 years as a partner with the firm. Mr. Mucci’s most recent position at PricewaterhouseCoopers was Chairman of the West Coast Retail Group. In this role he served on the firm’s National Retail Executive Committee. Mr. Mucci holds a BS degree from California State University, Los Angeles, where he received the Distinguished Alumni Award from the Accounting Department and the School of Business Economics. Mr. Mucci is a member of the American Institute of Certified Public Accountants, the California State Society of Certified Public Accountants and the Retail Executive Forum.

Director Emeritus
Barney Ebsworth, 71, was initially elected to our Board of Directors pursuant to the terms of a stockholders’ agreement which terminated upon the closing of the Company’s initial public offering in 2004. Mr. Ebsworth has served on our Board of Directors since our conversion to a corporation in April 2000, and he served on an advisory board to our predecessor entity prior to that time. Mr. Ebsworth is the founder, Chairman, President and CEO of Windsor, Inc., formed in 1979 for the purpose of providing financing for venture capital, real estate and other investments. Mr. Ebsworth was the founder, Chairman, President and CEO of INTRAV, a general agency formed in 1959 for the purpose of selling travel to individuals and businesses, until the company was sold in 1999. Mr. Ebsworth also founded Royal Cruise Line and Clipper Cruise Line in 1972 and 1981, respectively. He was the Chairman, President and CEO of those companies from inception to the time they were sold in 1986 and 1997, respectively. Mr. Ebsworth is also a Trustee of the Saint Louis Art Museum and the Seattle Art Museum, a Commissioner of The American Art Museum and Smithsonian Institute and a member of the Trustees Council and Co-Chairman of the Collectors Committee of the National Gallery of Art, Washington D.C. Mr. Ebsworth has a bachelor’s degree from Washington University in St. Louis. He has one daughter and one granddaughter.
THE BOARD OF DIRECTORS AND ITS COMMITTEES
The Company’s Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require Board approval, the Board provides advice and counsel to, and ultimately monitors the performance of, the Company’s senior management.
There are three committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Governance Committee. The Board of Directors has determined that, in its judgment as of the date of this Proxy Statement, each of the non-management Board members (including all members of the Audit, Governance, and Compensation Committees) are independent directors, as defined by our Corporate Governance Guidelines (attached as Exhibit A) and Sections 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange. In addition, the Board also determined that each member of the Audit Committee is independent under the heightened Audit Committee independence requirements included in the listing standards of the New York Stock Exchange Listed Company Manual. Moreover, each member of the Audit Committee is financially literate, and at least one such member has accounting or related financial management expertise. Finally, the Board determined that Louis Mucci qualifies as an “audit committee financial expert” pursuant to Item 401(h)(1)(i) of Regulation S-K.
The Board of Directors has adopted Charters for all of its Committees. The Board has also adopted Corporate Governance Guidelines and a Business Conduct Policy (collectively, the “Guidelines”). Copies of the Guidelines and Charters can be found in the Corporate Governance section on the Company’s Investor Relations website at http://ir.buildabear.com (information on our website does not constitute part of this proxy statement). Our Guidelines are also attached as Exhibit A to this Proxy Statement.
Pursuant to the Corporate Governance Guidelines, the non-management Directors meet at least once each year in executive session. In 2005, the non-management Directors met six times. The presiding Director of these sessions changes for each meeting following an alphabetical rotation, unless the Board determines otherwise. Stockholders can contact the presiding Director in writing c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114.
Also pursuant to our Corporate Governance Guidelines, non-management Directors are required to refrain from selling or otherwise transferring greater than 50% of their total holdings in our stock during any twelve-month period, beginning with the anniversary date of our initial public offering (October 28, 2004).
The Board of Directors met seven times in 2005. Each Director attended at least 75% of the total number of meetings of the Board and the Board committees of which he or she was a member in 2005. While the Company does not have a formal policy requiring members of the Board to attend the annual meeting, the Company encourages all Directors to attend. All but one of our then-current Directors attended our 2005 annual meeting. The following table lists the members, primary functions and number of meetings held for each of the Committees:

Members		Principal Functions	Meetings in 2005

Audit Committee Louis Mucci (Chair) Mary Lou Fiala William Reisler Joan Ryan	• •	Reviews the independence, qualifications and performance of our independent auditors, and is responsible for recommending the initial or continued retention of, or a change in, our independent auditors.

		Reviews and discusses with our management and independent auditors our financial statements, our annual and quarterly reports and the auditor’s attestation of management’s evaluation of our internal controls, as well as the quality and effectiveness of our internal control procedures, critical accounting policies and significant regulatory or accounting initiatives and prepares the audit committee report required to be included in our annual proxy statement.	8

	•	Discusses with management earnings press releases and our major financial risk exposures.

	•	Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters, approves the audit plan and staffing of the internal audit department, reports regularly to the board regarding its activities and performs an annual self-evaluation of committee performance.

Members		Principal Functions	Meetings in 2005

Compensation Committee Coleman Peterson (Chair) Mary Lou Fiala James Gould William Reisler	• • • •	Makes recommendations to the Board of Directors regarding compensation arrangements for our executive officers, including annual bonus compensation, and consults with our management regarding compensation policies and practices. Reviews and approves the Company’s stated compensation philosophy. Reviews annually the performance of the Company’s Chief Executive Officer. Reviews and approves compensation, and sets performance criteria for compensation programs, for all senior executives of the Company.	7

	•	Reviews and makes recommendations to the Governance Committee regarding compensation of Directors.

	•	Approves and oversees the administration of the Company’s employee benefit plans and incentive compensation programs.

	•	Makes recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under those plans.

	•	Oversees management succession, prepares the committee’s report to be included in our proxy statement, reports regularly to the Board regarding its activities.

	•	Reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of committee performance.

Members		Principal Functions	Meetings in 2005

Governance Committee James Gould (Chair) Louis Mucci Coleman Peterson Joan Ryan	•	Establishes criteria for membership of the Company’s Board of Directors and its committees.	6

	•	Selects and nominates candidates for election or re-election as Directors at the Company’s annual meeting.

	•	Considers stockholder recommendations for and nominations of candidates for election as Directors.

	•	Recommends candidates to fill any vacancies on the Board of Directors.

	•	Develops criteria for the selection of Directors, reviews suggested nominees received from stockholders and other parties.

	•	Reviews and makes recommendations to the Board regarding the Company’s Corporate Governance Guidelines and ethics codes, and the nature and duties of the committees of the Board.

	•	Approves and makes adjustments to the Company’s policies regarding compensation of Directors.

	•	Oversees the annual Board and committee self-evaluation process, reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of committee performance.
DIRECTORS’ COMPENSATION
We pay our non-management Directors a $40,000 annual retainer for Board membership, including meeting and committee meeting attendance. An additional annual retainer of $10,000 is paid to the Chairman of our Audit Committee and an annual retainer of $5,000 is paid to the Chairman of each other committee of our Board.

Subject to approval of our Compensation Committee, each of our non-management Directors is granted 5,000 restricted shares of our common stock upon initial appointment to the Board. In addition, subject to approval of our Compensation Committee, each non-management Director is entitled to 3,500 restricted shares of our common stock for each year of service. Both the initial and annual restricted stock grants are made pursuant to our 2004 Stock Incentive Plan. The restricted shares related to the initial restricted stock grants vest in three equal installments over three years from the date of grant. The annual restricted stock grants vest on the anniversary date of our initial public offering (October 28, 2004). The vesting of all restricted stock grants is subject to continued service on our Board of Directors.
Under our Corporate Governance Guidelines, any Director may not stand for election or re-election after reaching the age of 70. However, any retiring Director who is asked by the Board, and agrees, to continue to serve the Company in the status of Board Member Emeritus, will receive a $25,000 annual retainer including fees for meeting attendance. The retiring Board member’s remaining unvested restricted shares may, upon such retirement be accelerated by the Compensation Committee in its discretion.
There are no family relationships among our Directors and officers. We reimburse our Directors for reasonable out-of-pocket expenses incurred in connection with attendance and participation in Board and committee meetings.
SELECTION OF NOMINEES FOR THE BOARD OF DIRECTORS
The Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. The Governance Committee has not adopted specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather each nominee is individually evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. The Governance Committee will consider candidates submitted by a variety of sources including, without limitation, incumbent directors, stockholders, our management and third party search firms. Members of the Governance Committee discuss and evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors in detail, and suggest individuals qualified to serve on the Board to explore in more depth. Once a candidate is identified whom the Governance Committee wants to seriously consider and move toward nomination, the Chairman of the Governance Committee, or his or her designee, meets with that nominee to evaluate his or her potential interest in serving on the Board and sets up interviews with the full Governance Committee.
Any stockholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:
•	stockholder’s name, number of shares owned, length of period held, and proof of ownership;
•	name, age and address of candidate;
•	a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (for example, memberships on other boards and committees, charitable foundations and the like);
•	a supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his or her ability to serve on the Board;
•	any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of Directors;
•	a description of any arrangements or understandings between the stockholder and the candidate;
•	any other information that would be useful to the Committee in considering the candidate; and
•	a signed statement from the candidate, confirming his or her willingness to serve on the Board.
The Corporate Secretary will promptly forward such materials to the Governance Committee Chair and the Chairman of the Board. The Corporate Secretary will also maintain copies of such materials for future reference by the Governance Committee when filling Board positions. The same criteria apply with respect to the Governance Committee’s evaluation of all candidates for membership to the Board. However, separate procedures will apply, as provided in the Bylaws, if a stockholder wishes to submit at an annual meeting a director candidate who is not approved by the Governance Committee or Board.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
The Compensation Committee (the “Committee”) is responsible for the establishment and review of the compensation policies and programs for the Company’s executive officers and its employees. Under the terms of its charter, the Committee is required to consist of three or more members of the Board of Directors who, in the opinion of the Board, meet the independence requirements of the NYSE, are “non-employee directors” pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Committee is comprised of four such individuals.
The following report on executive compensation first provides an overview of the Company’s compensation philosophy and elements. Next, the report explains the process by which the Committee conducted its 2006 compensation review. Finally, the report describes the results of the Company’s compensation review, by reporting the actual compensation of its executives, including that of the Chief Executive Bear.
Compensation Philosophy
The fundamental objectives of the Company’s compensation program are: (1) to attract and retain highly qualified executives; (2) to motivate these executives to materially contribute to the Company’s long-term business success; and (3) to align the interests of our executives and shareholders by rewarding our executives for superior individual and corporate performance.
The Company believes that achievement of these objectives enhances long-term shareholder value. The Committee is guided by the following four principles in determining the compensation of the Company’s senior executives:
•	Competition. Compensation should generally reflect the competitive marketplace and be consistent with that of other well-managed companies in the Company’s compensation peer group.

•	Recognition for Business Performance. Compensation should correlate in large part with the Company’s overall financial performance.

•	Accountability for Individual Performance. Compensation should partially depend on the individual executive’s performance, in order to motivate and acknowledge the key contributors to the Company’s success.

•	Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through the grant of stock options and/or restricted stock to align the interests of executives with those of the stockholders.
Compensation Elements
The Company’s compensation program for executives consists of three key elements that the Committee has determined best implement the Company’s compensation philosophy to enhance long-term profitability and stockholder value by attracting, retaining and motivating executives: (1) a base salary; (2) an annual incentive plan providing a performance-based annual cash bonus; and (3) a long-term stock incentive program consisting primarily of equity grants.
Relationship Between Compensation Philosophy and Compensation Elements
Peer Comparisons. The Committee reviews the compensation of executives in comparable companies in the retail industry with whom the Company competes for management talent. The Committee’s market review ensures that the Company’s executives receive a total compensation package that is competitive, yet highly correlated to the overall performance of both the Company and the individual. The Company’s compensation peer group includes, but is not limited to, the peer group used by the Company for purposes of measuring the performance of its stock as set forth under “Comparison of Cumulative Returns” below. In addition to those entities, the Company also includes some other specialty retailers in its compensation peer group. These additional specialty retailers in our compensation peer group are well-managed, high growth companies that the Company may compete against for executive talent. Moreover, because the Company continues to grow its retail store and revenue base at an aggressive rate, the Committee considers that it competes with Fortune 500 companies for key management talent.

Base Salaries. In establishing executives’ salary levels, the Committee mainly considers compensation peer group data, in addition to the responsibilities, performance history, and terms of employment agreements of each executive. While salaries are expected to be appropriate, they are not intended to be the primary incentive for exceptional performance. The performance-based annual bonus plan and long-term incentives are designed to align the financial interests of management and the interests of stockholders by creating a tie between executive compensation and both the Company’s performance and the performance of the individual executive. The Committee reviews executive salaries annually.
Annual Incentives. The annual incentive program is designed to link the interests of management, broadly defined, with those of stockholders. In 2005, cash awards under the annual incentive program were based on the Company’s achievement of certain pre-determined net income levels. The Committee also believes that the annual cash-bonus program recognizes the individual executive’s contributions to the Company’s overall performance.
The target bonus awards for the executive officers and other employees in the Bearquarters are expressed as a percentage of base salary. The bonuses for store managers are flat amounts and are awarded monthly for individual store performance. Based on the 2006 compensation review, the Committee determined that the bonus targets for the executive officers in 2005 were comparable to those of its compensation peer group members. Consistent with the executive compensation principles established by the Committee, when the Company’s performance meets planned levels, total compensation may exceed the compensation peer group median.
Long-Term Stock Incentives. The Committee also administers a long-term stock incentive program that includes the grant of stock options and/or restricted stock. The objective of the long-term incentive program is to provide a longer-term incentive for executives and managers, and to align their interests directly with those of the stockholders. The Company determines the amount of the stock option and/or restricted stock awards for its executives using two key metrics: (a) the grant levels of other companies in the compensation peer group to similar executives; and (b) the grant levels required to bring the executives’ total compensation (all three of the compensation elements combined together) in line with similar executives in the compensation peer group. In establishing the size of the option and/or restricted stock pool, the Committee considered the amount of stock and options outstanding, the expense associated with the grants due to recent accounting changes, and the potentially dilutive effect on stockholders, in addition to the overall compensation policies of the Company.
Compensation Review
As in prior years, in 2006 the Committee engaged in a review of the Company’s executive compensation, with the goal of ensuring the appropriate mix of fixed and variable compensation linked to individual and corporate performance. In the course of this review, the Committee considered the advice and input of both an outside compensation consultant and Company management. The review involved a careful evaluation of market data with the Company’s human resources managers to determine whether any changes should be made to the Company’s cash compensation and stock incentive programs in support of its strategic priorities.
Because of the Company’s strong employee focus, the Committee continued the use of cash bonus plans for most employees and restricted stock for long-term incentive and retention for a broad group of employees down to the store manager level. Although the Company did not meet its 2005 net retail sales target under the annual incentive program, the Company surpassed its net income target. Consistent with the Company’s compensation philosophy, the Committee awarded discretionary cash bonuses to its executives based upon the Company’s strong 2005 earnings results and each executives’ contributions and performance during 2005. Awards paid to executive officers pursuant to the annual incentive plan are included in the amounts stated in the Summary Compensation Table on page 17.
In 2005, the Company granted stock options to purchase 35,000 shares to the Chief Executive Bear, a total of 65,500 stock options to the next four highly compensated executive officers, a total of 28,000 stock options to ten senior managers and an aggregate of 89,792 stock options to other employees. In addition, in 2005 the Company awarded 17,500 shares of restricted stock to the Chief Executive Bear, an aggregate of 25,250 shares of restricted stock to the next four highly compensated executive officers, and a total of 10,000 shares of restricted stock to ten senior managers. These restricted stock awards were dependent upon the Company’s meeting its net income objectives in 2005 as established by the Committee as part of the Company’s long term stock incentive plan and have a four year vesting schedule. On February 27, 2006, the Committee and the Board of Directors certified that the Company achieved its net income objectives in 2005 and accordingly, the performance restriction lapsed. These restricted shares remain subject to four year vesting schedules which were specified for retention purposes.

In 2006, the Committee determined that equity grants to senior executives for 2006 will be in the form of restricted stock, as opposed to a combination of stock options and restricted stock. The Committee will reconsider the form of stock grant on an annual basis, and may, in the future, return to grants consisting of stock options, restricted stock, or a combination thereof. As a means to encourage the recipient of a stock based award to remain in service with the Company, stock based awards vest over time. Most stock options granted to key employees in the past vest in equal amounts over a period of four years from the date of grant. The restricted stock granted on March 23, 2006 to senior executives as part of the 2006 fiscal year compensation vests 25% per year over a period of four years from the date of grant.
The compensation review conducted in 2006 confirmed that our compensation program elements, individually and in the aggregate, strongly support and reflect the compensation philosophy and strategic design priorities, both on a cash and long-term incentive basis.
The Committee believes the Company’s stock grant programs are broad-based in relation to others in the retail industry, and in March 2006, approximately 33% of our full-time employees received restricted stock grants.
The Company’s employees can also acquire Company stock through a tax-qualified employee stock purchase plan which is generally available to all employees, other than the Chief Executive Bear. This plan allows participants to buy Company stock at 85% of market price with up to 15% of their salary and incentives (subject to certain limits), with the objective of allowing employees to profit when the value of Company stock increases over time.
CEO Compensation
Ms. Clark’s compensation is determined in accordance with the executive compensation philosophy established by the Committee. The Committee considers the Company’s overall performance, Ms. Clark’s individual performance, and competitive CEO compensation when determining Ms. Clark’s compensation. The Committee also looks at the relative fairness of the compensation of Ms. Clark in relation to the other executives of the Company. Ms. Clark had a relatively low base salary of $375,000 for 2005. This base salary was recently increased effective March 5, 2006 to $600,000. Her current cash compensation is still based in large part on the Company meeting its sales, comparable store growth, earnings per share or net income targets. If the Company achieves targeted financial performance, Ms. Clark would receive a cash incentive bonus of 125% of her base pay. Her base salary, potential bonus compensation, and long term stock incentive grants together remain below most chief executive officers within the compensation peer group. Therefore, Ms. Clark may only meet or exceed the total compensation of the majority of her peers if the Company achieves its business objectives. Furthermore, the Committee notes that Ms. Clark remains the largest individual stockholder of the Company. Accordingly, the Committee believes Ms. Clark’s interests, short-term and long-term, are aligned with the interests of the stockholders.
In addition to her current cash compensation, in 2005 the Company awarded Ms. Clark 17,500 shares of restricted stock pursuant to the long-term stock incentive plan described above. In 2006, as in 2005, the Company only reimburses Ms. Clark the amount equal to the cost of a first class airline ticket in those instances where Ms. Clark charters a plane for her business travel. In evaluating Ms. Clark’s compensation, the Committee noted that Ms. Clark led the Company to outstanding growth in revenues, net income and non-store revenues in 2005. As previously noted, the majority of Ms. Clark’s compensation is performance-based and accordingly, approximately one half of Ms. Clark’s total compensation in 2005 was a result of the Company exceeding its net income target.
The Company seeks to maintain an open and inclusive culture in its facilities and operations among executives and other Company employees. Thus, the Company does not provide executives with reserved parking spaces or separate dining or other facilities, nor does the Company have programs for providing personal-benefit perquisites to executives, such as permanent lodging or defraying the cost of personal entertainment or family travel. With the exception of the availability of disability insurance, the Company’s health care and other insurance programs are the same for all eligible employees, including executives. The Company expects its executives to be role models under our Business Conduct Policy, which is applicable to all employees, and executives are not entitled to operate under lesser standards.

Section 162(m) Policy
The policy of the Committee is to establish and maintain a compensation program that maximizes long-term stockholder value. The Committee believes executive compensation programs should serve to achieve that objective, while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1 million limitation on the deduction an employer may claim for compensation of executive officers unless it is performance-based. The stock options and restricted stock grants issued to senior executives and managers qualify as performance-based compensation as defined in Section 162(m) because the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan, approved by stockholders, complies with the provisions of Section 162(m). The annual incentive plan of the Company providing cash bonuses to executives is performance based and has been approved by the stockholders. Accordingly, payments under such incentive plan will not be included in applying the $1 million limitation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has adopted a policy that all compensation will not necessarily be deductible for income tax purposes.

COMPENSATION COMMITTEE

Coleman Peterson, Chairman
Mary Lou Fiala
James Gould
William Reisler
The Report of the Compensation Committee on Executive Compensation, the performance graph, and the Report of the Audit Committee below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee is comprised of Coleman Peterson (Chair), Mary Lou Fiala, James Gould and William Reisler, none of whom are employees or current or former officers of the Company, nor had any relationship with the Company required to be disclosed under “Certain Relationships and Related Party Transactions.”

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended December 31, 2005, January 1, 2005 and January 3, 2004, by the Named Executive Officers:

					Long Term Compensation
	Annual Compensation				Awards		Payouts
						Securities
				Other	Restricted	Underlying	Long Term	All Other
Name and Principal				Annual	Stock	Options/	Incentive	Compensation
Position(s)	Year	Salary	Bonus	Compensation	Awards (1)	SARS	Payouts	(2)

Maxine Clark	2005	$375,000	$301,251	0 (3)	$609,875	35,000	0	$4,662
Chief Executive Bear	2004	351,346	878,365	0	0	36,234	0	4,587
	2003	309,222	0	0	0	36,234	0	4,224

Barry Erdos	2005	520,673	156,058		522,750	45,000	0	4,662
President and Chief Operating Officer Bear	2004	336,538	504,807	0	0	100,000	0	183,695 (4)

Scott Seay	2005	307,058	53,678		130,688	7,500	0	2,772
Chief Workshop Bear	2004	291,462	291,462	0	0	20,000	0	2,742
	2003	295,974	0	0	0	20,000	0	1,762

Teresa Kroll	2005	213,390	37,312		113,263	6,500	0	4,253
Chief Marketing Bear	2004	204,258	204,258	0	0	20,000	0	4,063
	2003	204,273	0	0	0	20,000	0	3,639

Tina Klocke	2005	218,942	38,197	0 (5)	113,263	6,500	0	4,165
Chief Financial Bear	2004	188,077	188,077	0	0	25,000	0	3,702
Treasurer and Secretary	2003	182,307	0	0	0	25,000	0	3,505

(1)	The amounts appearing in the Restricted Stock Awards column represent the value of restricted stock awards granted during fiscal 2005 based on the closing price for shares of our common stock on the date of grant. No restricted stock awards were granted in fiscal 2004 or fiscal 2003. The recipients have the right to vote and receive dividends as to all unvested shares of restricted stock. As of December 31, 2005, the individual aggregate number and value (based on the closing price of $29.64 for the shares of our common stock on December 30, 2005 (the last business day of fiscal 2005)) of shares of restricted stock held by each of our Named Executive Officers were as follows: Maxine Clark (17,500 shares, at $518,700); Barry Erdos (15,000 shares, at $444,600); Scott Seay (3,750 shares, at $111,150); Teresa Kroll (3,250 shares, at $96,330); Tina Klocke (3,250 shares, at $96,330). All restricted stock held by the Named Executive Officers was granted in March 2005 and, following the achievement of a certain net income level in fiscal 2005, vests at the rate of 25% per year over four years from the date of grant.

(2)	“All Other Compensation” includes the Company’s contribution to 401(k) plans and payment by the Company of long term disability insurance premiums. For fiscal year 2005, Company contributions to our 401(k) plan were as follows: Maxine Clark — $3,150; Barry Erdos — $3,150; Tina Klocke — $3,150; Teresa Kroll — $3,150; and Scott Seay — $1,260. For fiscal year 2005, Company-paid premiums for long-term disability insurance were as follows: Maxine Clark — $1,512; Barry Erdos — $1,512; Tina Klocke — $1,015; Teresa Kroll — $1,103; and Scott Seay — $1,512.

(3)	Does not include any income from Ms. Clark’s loan described on page 22 (see “Certain Relationships and Related Party Transactions”). The loan bore interest at 6.60% per annum, and we believe this loan was not below the market rate. This loan was repaid in full in April 2005.

(4)	Includes $182,793 for relocation allocation and relocation expense reimbursement.

(5)	Does not include any income from Ms. Klocke’s loan described on page 22 (see “Certain Relationships and Related Party Transactions”). The loan bears interest at 4.82% per annum, and we believe this loan was not and is not below the market rate.
Option/SAR Grants in the Last Fiscal Year(1)
The following table sets forth certain information with respect to stock options granted to each of our Named Executive Officers during the fiscal year ended December 31, 2005.

		Individual Grants (2)
		Percent of
		Total			Potential Realizable
	Number of	Options	Exercise		Value at Assumed
	Shares	Granted to	Price or		Annual Rates of Stock
	Underlying	Employees in	Base		Price Appreciation
	Options	Fiscal 2005	Price	Expiration	for Option Term (3)
Name	Granted (#)	(%)	($/Sh) (3)	Date	5%	10%

Maxine Clark	35,000	16.0%	$34.65	3/07/2015	$762,692	$1,932,811
Barry Erdos	15,000	6.9%	34.65	3/07/2015	326,868	828,348
Barry Erdos	30,000	13.7%	23.60	7/26/2015	445,257	1,128,370
Scott Seay	7,500	3.4%	34.65	3/07/2015	163,434	414,174
Teresa Kroll	6,500	3.0%	34.65	3/07/2015	141,643	358,951
Tina Klocke	6,500	3.0%	34.65	3/07/2015	141,643	358,951

(1)	No SARS were granted to the Named Executive Officers in fiscal 2005.

(2)	All options to these Named Executive Officers in fiscal 2005 were granted under our 2004 Stock Incentive Plan. The percentage of total options is based on an aggregate of 218,292 options granted to employees in fiscal 2005. Under the terms of the plan, shares vest at the rate of 25% per year over a four year period from the date of grant. Vesting of the options is accelerated upon the optionee’s disability or death and upon a change of control of the company (as defined in the option agreement). On October 21, 2005, the Compensation Committee approved the accelerated vesting of all unvested stock options which were granted prior to March 9, 2005. All option grants have a term of ten years but may terminate before their expiration dates if the optionee’s status as an employee is terminated.

(3)	The amounts under the columns labeled “5%” and “10%” are included pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of our common stock. Such amounts are based on the assumption that the option holders hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of our common stock. All options granted during fiscal year 2005 with an exercise price of $34.65 per share were granted at the market price on the date of grant, calculated as the average of the high and low sales price on the date of grant. The options granted to Barry Erdos at an exercise price of $23.60 per share were granted at the closing sales price of our common stock on the date prior to the date of grant.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values(1)
The following table sets forth information with respect to each of our Named Executive Officers concerning their exercised and unexercised options held on December 31, 2005. The value of “in-the-money” stock options represents the positive spread between the exercise price of stock options and the fair market value of the underlying common stock on December 30, 2005. The closing market price of the underlying common stock on December 30, 2005 was $29.64.

			Number of Securities
			Underlying Unexercised		Value of Unexercised,
			Options Held at		In-the-Money
	Options Exercised		December 31, 2005		Options at December 31, 2005
	Shares
	on Exercise	Value
Name	Acquired(#)	Realized($)	Exercisable(1)	Unexercisable	Exercisable	Unexercisable

Maxine Clark	274,815	$7,186,412	182,468	—	$3,265,588	—
Barry Erdos	40,000	630,800	75,000	30,000	1,251,600	181,200
Tina Klocke	20,000	454,100	174,500	—	4,264,900	—
Teresa Kroll	30,000	476,400	36,500	—	622,600	—
Scott Seay	13,000	198,645	59,500	—	1,371,365	—

(1)	On October 21, 2005, the Compensation Committee approved the accelerated vesting of all unvested stock options which were granted prior to March 9, 2005. As a result, 70,500 shares held by our Named Executive Officers became exercisable. No SARS were granted to the Named Executive Officers in Fiscal 2005.

PERFORMANCE GRAPH
The following performance graph compares the 14-month cumulative total stockholder return of the Company’s Common Stock, with the cumulative total return on the Russell 2000® Index and an SEC-defined peer group of companies identified as SIC Code 5600-5699 (the “Peer Group”). The Peer Group consists of companies whose primary business is the operation of apparel and accessory retail stores. Build-A-Bear Workshop is not strictly a merchandise retailer and there is a strong interactive, entertainment component to the Company’s business which differentiates it from retailers in the Peer Group. However, in the absence of any other readily identifiable peer group, we believe the use of the Peer Group is appropriate.
The performance graph starts with the Company’s initial public offering on October 28, 2004 and ends on December 30, 2005, the last trading day prior to December 31, 2005, the end of the Company’s fiscal 2005. The graph assumes that $100 was invested on October 28, 2004 in each of the Company’s common stock, the Russell 2000® Index and the Peer Group, and that all dividends were reinvested.
These indices are included only for comparative purposes as required by Securities and Exchange Commission rules and do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the Common Stock. They are not intended to forecast possible future performance of the Common Stock.
COMPARISON OF 14 MONTH CUMULATIVE TOTAL RETURN*
AMONG BUILD-A-BEAR WORKSHOP, THE RUSSELL 2000 INDEX
AND SIC CODES 5600-5699

*$100 invested on 10/28/04 in stock or index-including reinvestment of dividends.

EMPLOYMENT AGREEMENTS
We have employment agreements with Maxine Clark, our Chief Executive Bear, Barry Erdos, our President and Chief Operating Officer Bear and our other Named Executive Officers (Scott Seay, Tina Klocke and Teresa Kroll).
Ms. Clark’s agreement has an initial term of five years from May 1, 2004 and renews from year-to-year thereafter. The agreement may be terminated by us prior to the end of the term upon death, disability, for cause (as defined in the agreement) or, following the initial term, without cause. Ms. Clark may terminate the agreement if we materially breach the agreement and fail to cure such breach within 30 days after notice thereof. If Ms. Clark terminates her employment for good reason (as defined in the agreement), or if we terminate her employment without cause after the initial term, we are obligated to continue her base salary for a period of 24 months after her termination, such payments to be reduced by any amount received from a subsequent employer during such period. In the event that during the initial term the Company terminates Ms. Clark without cause in violation of the terms of the agreement, Ms. Clark will be entitled to damages in an amount not less than the sum of (i) the amount of base salary Ms. Clark would have been paid during the remainder of the initial term, and (ii) an amount equal to the bonus Ms. Clark would have earned during the initial term (but in no event less than the average bonus paid to Ms. Clark during the two fiscal years immediately preceding such termination).
As compensation for her services, Ms. Clark will receive an annual base salary of not less than $375,000, which will be reviewed annually and be commensurate with similarly situated executives in similarly situated firms. If Ms. Clark’s performance targets are achieved, her salary must be increased annually by no less than the average percentage increase given to all of our other executive employees for such fiscal year. If we exceed certain performance objectives, Ms. Clark will receive an annual bonus of not less than 125% of her annual salary for the current fiscal year as determined by the Compensation Committee. The agreement provides that Ms. Clark will be the highest paid executive with the Company over the course of her employment beginning with fiscal 2005. Any bonus payable to Ms. Clark will be payable in cash, stock, stock options or a combination thereof. Ms. Clark will also be entitled to receive an automobile allowance and such other perquisites and benefits as we may award her from time to time. The agreement also requires us to maintain life insurance on Ms. Clark in the amount of $2 million under which we are the beneficiary.
Mr. Erdos’ agreement has an initial term of three years from April 26, 2004 and renews from year-to-year thereafter. The agreement may be terminated by us prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Mr. Erdos may terminate the agreement in the event we materially breach the agreement and fail to cure the breach after 30 days’ notice thereof. If we terminate Mr. Erdos’ employment without cause, or if Mr. Erdos terminates his employment for good reason (as defined in the agreement), we are obligated to continue his base salary for a period of 12 months after termination, such payments to be reduced by any amounts received from a subsequent employer during such period. As compensation for his services, Mr. Erdos will receive an annual base salary of not less than $500,000, which rate will be reviewed annually by the Compensation Committee and will be commensurate for similarly situated executives with similarly situated firms. If Mr. Erdos’ performance targets are achieved, his salary will be increased annually by no less than the average percentage increase given to all of our other executive employees for such fiscal year. If we exceed certain performance objectives for any fiscal year, Mr. Erdos will receive an annual bonus of not less than 60% of his annual base pay for such fiscal year, payable in either cash, stock, stock options or a combination thereof.
Ms. Klocke’s agreement has an initial term of three years from March 7, 2004 and renews from year-to-year thereafter. The agreement may be terminated by us prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Ms. Klocke may terminate the agreement in the event we materially breach the agreement or we relocate Ms. Klocke to a location more than 100 miles from St. Louis and fail to cure such breach after notice thereof. If we terminate Ms. Klocke’s employment without cause or if Ms. Klocke terminates her employment for good reason (as defined in the agreement), we are obligated to continue her base salary for a period of 12 months after her termination, such payments to be reduced by any amounts received from a subsequent employer during such period. As compensation for her services, Ms. Klocke will receive an annual base salary at a rate not less than $190,000 which rate will be reviewed annually and be commensurate with similarly situated executives in similarly situated firms. If Ms. Klocke’s performance targets are achieved, her salary must be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If we exceed certain performance objectives determined annually by our Board of Directors, Ms. Klocke will receive an annual bonus of not less than 35% of her annual base salary, payable in either cash, stock, stock options or a combination thereof.
Ms. Kroll’s agreement has a term of one year from September 10, 2003 and renews from year-to-year thereafter. The agreement may be terminated by us prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Ms. Kroll may terminate the agreement in the event we materially breach the agreement and fail to cure such breach within 30 days after notice thereof. If we terminate Ms. Kroll’s employment without cause or if Ms. Kroll terminates her employment for good reason (as defined in the agreement), we are obligated to continue her base salary for a period of 12 months after her termination, such payments to be reduced by any amounts received from a subsequent employer during such period. As compensation for her services, Ms. Kroll will receive an annual base salary at a rate not less than $185,000, which rate will be reviewed annually by our Compensation Committee and will be commensurate with similarly situated executives with firms similarly situated to us. If Ms. Kroll meets her performance targets, Ms. Kroll’s salary must be increased annually by no less than the average percentage increase given to all of our other executive employees for such fiscal year. If we exceed certain performance objectives determined annually by our Board of Directors, Ms. Kroll will receive an annual bonus of not less than 35% of her annual salary, payable in cash, stock, stock options or a combination thereof. Under the agreement, we also paid Ms. Kroll a $10,000 signing bonus.
Mr. Seay’s agreement has an initial term of three years from March 7, 2004 and renews from year-to-year thereafter. The agreement may be terminated by us prior to the end of the term upon Mr. Seay’s death, upon 30 days’ prior written notice for disability, for cause (as defined in the agreement), or without cause. Mr. Seay may terminate the agreement in the event we materially breach the agreement, provided we do not cure the breach after notice thereof. If we terminate Mr. Seay’s employment without cause or Mr. Seay terminates his employment for good reason, we are obligated to continue his salary for a period of 12 months after termination, such payments to be reduced by any amounts received from a subsequent employer during such period. As compensation for his services, Mr. Seay will receive an annual base salary of not less than $293,000, which rate will be reviewed annually by our Compensation Committee and will be commensurate for similarly situated executives with firms similarly situated to us. If Mr. Seay’s performance targets are achieved, his salary will be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If we exceed certain performance objectives for any fiscal year, Mr. Seay will receive an annual bonus of not less than 35% of his annual base pay for such fiscal year, payable in either cash, stock, stock options or a combination thereof.
The agreements for each of our Named Executive Officers provide that:
•	for the term of the agreement and for three years thereafter (except for Ms. Clark’s agreement, which prohibits such conduct for two years after the term of the agreement), the employee may not become employed by or interested directly or indirectly in or associated with our competitors who are located within the United States or within any country where we have established a retail presence (except for Ms. Kroll’s agreement, which provides that she may not become employed by or interested directly or indirectly in or associated with our competitors who are located within 100 miles of any of our retail stores); and

•	in the event of the employee’s termination due to death, disability or his or her right to terminate due to our breach as provided in the agreement, he or she, or his or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks the employee was employed during the year.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Officer Loans
Pursuant to a restricted stock purchase agreement dated April 3, 2000 between the Company and Maxine Clark, our Chief Executive Bear, Ms. Clark purchased 274,815 shares of our common stock at $4.50 per share for a total purchase price of $1,236,667. Ms. Clark paid for the common stock with the proceeds of a loan from us evidenced by a secured promissory note supported by a pledge of the shares purchased. The largest aggregate amount of indebtedness outstanding at any time under this loan was $1,644,767. The interest rate under this loan was 6.60% per annum. This loan was repaid in full in April 2005.
Pursuant to a restricted stock purchase agreement dated September 19, 2001 between us and Tina Klocke, our Chief Financial Bear, Treasurer and Secretary, Ms. Klocke purchased 20,491 shares of our common stock at $6.10 per share for a total purchase price of $124,995. Ms. Klocke paid for the common stock with the proceeds of a loan from us evidenced by a secured promissory note which is supported by a pledge of the shares purchased. The loan bears interest at 4.82% per annum, and all principal and interest is payable on the maturity date. The largest aggregate amount of indebtedness outstanding at any time under the loan was $150,877, which was also the amount of indebtedness outstanding under the loan as of December 31, 2005. Our recourse under the note is limited to the pledged shares. The loan is due the earlier of September 2006 or 90 days following the termination of her employment with us.

Store Fixtures and Furniture
We purchased fixtures for new stores and furniture for our corporate offices from NewSpace, Inc. (“NewSpace”). Robert Fox, the husband of Ms. Clark, our Chief Executive Bear, owns 100% of NewSpace. The total payments to NewSpace for these fixtures and furniture amounted to $2,705,900 in fiscal 2003, $1,945,300 in fiscal 2004 and $3,260,000 in fiscal 2005. We expect to continue to purchase store fixtures and furniture from NewSpace.
We have established procedures for the review and pre-approval of all transactions between us and any of our Directors or executive officers. Pursuant to our Guidelines and Charters, any Director or executive officer intending to enter into a transaction with the Company must provide the Chair of the Governance Committee with all relevant details of the transaction. The transaction will then be evaluated by the Governance Committee to determine if the transaction is in our best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In 2005, our Board of Directors sought and obtained competitive bids for purchase of store fixtures and furniture. In 2006, NewSpace’s pricing is at or below the pricing agreed for the previous year. We believe that the terms negotiated by the Company with such related party are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party.
Leases
We previously sublet a portion of the space for our corporate headquarters and adjacent web fulfillment site from NewSpace under a separate sublease agreement. Our sublease was subject to the terms and conditions of the prime lease between NewSpace and First Industrial Realty Trust. The sublease and the lease to which it relates have been renegotiated and we are now leasing this space directly from First Industrial Realty Trust effective as of January 1, 2005. Lease payments under this sublease amounted to $215,300 in fiscal 2003, and $98,800 in fiscal 2004.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of Build-A-Bear Workshop, Inc. (the “Audit Committee”) is composed of four Directors who, in the judgment of the Board of Directors, meet the independence requirements of our Charters and Guidelines and The New York Stock Exchange Listed Company Manual. Since October 2004, the Audit Committee has operated under a Charter adopted by the Board of Directors. The Charter is available in the Corporate Governance section of the Company’s Investor Relations website at http://ir.buildabear.com and was attached as Exhibit C to our 2005 proxy statement. Information on our website does not constitute part of this proxy statement. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.
The Audit Committee submits the following report pursuant to the Securities and Exchange Commission rules:
•	The Audit Committee has reviewed and discussed with management and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, the audited and consolidated financial statements of the Company for the year ended December 31, 2005 (the “Financial Statements”).

•	KPMG has advised the management of the Company and the Audit Committee that it has discussed with them all the matters required to be discussed by Statement of Auditing Standards No. 61, as modified, which include among other items, matters related to the conduct of the audit of the Financial Statements.

•	The Audit Committee has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1 (which relates to the auditor’s independence from the Company and its related entities) and has discussed KPMG’s independence with them.

•	Based upon the aforementioned review, discussions and representations of KPMG, and the unqualified audit opinion presented by KPMG on the Financial Statements, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K, and that KPMG be selected as the independent registered public accounting firm for the Company for fiscal 2006.
Respectfully submitted,
Louis Mucci, Chairman
Mary Lou Fiala
William Reisler
Joan Ryan

PROPOSAL II. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
The firm of KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2005. The Audit Committee of the Board of Directors has appointed KPMG LLP to act in that capacity for the year ending December 30, 2006. A representative of KPMG LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.
Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of KPMG LLP as principal independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain KPMG LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 30, 2006.
Principal Accountant Fees
The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and January 1, 2005, as well as fees billed for other services rendered by KPMG LLP during those periods:

	Fiscal	Fiscal
	2005	2004

Audit Fees(1)	$595,000	$200,000
Audit-Related Fees(2)	30,250	412,000
Tax Fees	0	0
All Other Fees(3)	47,325	95,975
Total Fees	$672,575	$707,975

(1)	Audit fees are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements and for reviews of the Company’s interim consolidated financial statements. For fiscal 2005, the amount also includes fees paid for professional services rendered for the audit of the Company’s internal controls over financial reporting.

(2)	For fiscal 2005, audit-related fees consist of fees paid for professional services rendered in the completion of various SEC filings. For fiscal 2004, audit-related fees consist of fees paid for professional services rendered in the preparation of a prospectus and comfort letter in connection with our October 2004 initial public offering.

(3)	All other fees represent fees paid for professional services related to the documentation of the Company’s internal control structure in preparation for compliance with the provisions of the Sarbanes-Oxley Act of 2002 for Fiscal 2004 and 2005.
Policy Regarding Pre-Approval of Services Provided by the Independent Auditors
The Audit Committee Charter requires the Audit Committee’s pre-approval of all services, both audit and permitted non-audit, to be performed for the Company by the independent auditors. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit Committee may (i) consult with management as part of the decision making process, but may not delegate this authority to management, and (ii) delegate, from time to time, its authority to pre-approve such services to one or more Audit Committee members, provided that any such approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting.

Stockholder Communications with the Board
Our Board of Directors has adopted a policy to provide a process for holders of our securities to send written communications to our Board. Any stockholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:
•	stockholder’s name, number and type of securities owned, length of period held, and proof of ownership;

•	name, age, business and residential address of stockholder; and

•	any individual Director or committee to which the stockholder would like to have the written statement and other information sent.
The Corporate Secretary, or his or her designee, will collect and organize all of such stockholder communications as he or she deems appropriate and, at least once each year, forward these materials to the Chairman of the Board, any Committee Chair or individual Director. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials.
STOCKHOLDER PROPOSALS
Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as Directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or between January 11, 2007 and February 10, 2007, in the case of the 2007 annual meeting. However, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Stockholder proposals intended to be presented at the 2007 annual meeting must be received by the Company at its principal executive office no later than February 10, 2007 in order to be eligible for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.
CODE OF ETHICS
The Company has adopted a Business Conduct Policy (“Code of Ethics”) which applies to all of its Directors, officers, and employees including the Company’s senior financial officers. A copy of the Code of Ethics is available in the Corporate Governance section of the Company’s Investor Relations website, which can be accessed at http://ir.buildabear.com. The Company will post any amendments to the Code of Ethics in the same section of the Company’s website.
The Company has also adopted a Code or Ethics Applicable to Senior Executives (the “Senior Executive Code of Ethics”) which applies to its Chief Executive Officer and senior financial officers, among others. The Senior Executive Code of Ethics is available at the same location on the Company’s website and the Company intends to comply with the disclosure requirements under Item 10 or Form 8-K by posting such information on its website. The Code of Ethics and Senior Executive Code of Ethics are available in print to stockholders upon written request delivered to Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114.
OTHER MATTERS
Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

ONLINE DELIVERY OF DOCUMENTS
If you would like to receive next year’s proxy statement, Annual Report and all other stockholder information electronically, register at http://www.melloninvestor.com/isd. By electing to receive these materials electronically, you can save the Company the cost of producing and mailing these documents.
HOUSEHOLDING OF PROXY MATERIALS
The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Build-A-Bear Workshop, Inc., Attention: Investor Relations, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114.
SOLICITATION OF PROXIES
The Company will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company’s officers, Directors and employees, without special compensation for such activities.
By Order of the Board of Directors
Tina Klocke
Chief Financial Bear, Treasurer and Secretary
April 6, 2006

Exhibit A
Build-A-Bear Workshop, Inc.
CORPORATE GOVERNANCE GUIDELINES
1.	The Board is elected by shareholders to provide oversight and strategic guidance to senior management. The core responsibility of the Board is to exercise its fiduciary duty to act diligently and in the best interests of the Company’s shareholders and other constituencies. The Board selects and oversees the members of senior management, to whom the Board delegates the authority and responsibility for the conduct of the day-to-day operations of the Company.
2.	A majority of the Directors of the Company will be “independent directors,” as defined by the New York Stock Exchange. Annually, the Board of Directors will affirmatively determine that each independent Director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has such a relationship with the Company. The Board will use the Independence Standards attached hereto as Exhibit A in making such independence determinations.
3.	All members of the Company’s Audit Committee shall meet the heightened independence criteria set forth in Appendix 2 hereto, in addition to the general independence standards set forth in Appendix 1.
4.	Directors are expected to attend a minimum of 75% of regularly scheduled Board (and, where applicable, committee) meetings each year, either in person or by conference telephone, and to review in advance the meeting materials provided for the meeting.
5.	Director compensation is reviewed periodically by the Nominating and Corporate Governance Committee. Director compensation is adjusted periodically based on competitive factors and other considerations. All non-management Board members shall adhere to the Company’s stock ownership policy for non-management Board members described in Appendix 3.
6.	All Directors shall have the opportunity to confer individually with members of management and, when appropriate, with the Company’s independent advisors. The Board and the committees thereof shall have the right to retain, at Company expense, their own independent advisors when they deem such advisors necessary or appropriate, in the Board or committee’s sole discretion.
7.	The non-management Directors will meet in executive session, without management present, prior to each meeting of the Board of Directors. If any of the non-management Directors are not independent, the independent, non-management Directors shall meet at least once annually. The non-management Directors will select the Director who will preside at such executive sessions, and the name of that Director will be disclosed in the annual proxy statement, along with a method by which shareholders may communicate with such Director.
8.	Directors and candidates for election as Director may not stand for election or reelection after attaining the age of 70.
9.	The Board and each committee thereof will complete an annual performance self-evaluation and submit it to the Nominating and Corporate Governance Committee. Such evaluation will include a review of committee charters to determine whether any amendment of such charters would be appropriate.
10.	The Nominating and Corporate Governance Committee will oversee annual evaluations of the Board of Directors and management.
11.	Management, working with the Nominating and Corporate Governance Committee, will prepare an orientation process for new Directors, including background material on the Company and its business and, as appropriate, prepare additional continuing education sessions for Directors on matters relevant to the Company and its business.
12.	The Board is regularly briefed by the Chairman of the Board/Chief Executive Officer on Director and senior management succession planning. The entire subject of management development is discussed at these meetings, including Chief Executive Officer selection and performance review and policies regarding succession in the event of an emergency or the resignation, incapacity of retirement of the Chief Executive Officer.

13.	The Charters of the Audit, Compensation and Nominating and Corporate Governance Committees, the Business Conduct Policy, the Code of Ethics Applicable to Senior Executives, and these Corporate Governance Guidelines will be included in the Company’s investor relations website.
14,	Directors, officers and employees are expected to observe and comply with the Company’s Business Conduct Policy and, where applicable, the Code of Ethics Applicable to Senior Executives.

Appendix 1
Build-A-Bear Workshop, Inc. Director Independence Standards
     In order to be considered independent under the rules of the New York Stock Exchange, the Board must determine that a director does not have any direct or indirect material relationship with Build- A-Bear Workshop, Inc. (the “Company”). The Board has established the following guidelines to assist it in determining Director independence under the NYSE rules. Any Director who meets the following standards will be deemed independent by the Board:
1	The Director was not employed by the Company, and no immediate family member of the Director was employed by the Company as an executive officer, within the preceding three years;

2.	The Director was not affiliated with or employed by the Company’s independent auditor, and no immediate family member of the Director was affiliated with or employed in a professional capacity by the Company’s independent auditor, within the preceding three years;

3.	The Director was not employed by, and no immediate family member of the Director was employed as an officer by, another company for which any executive officer of the Company served as a member of such other company’s compensation committee within the preceding three years;

4.	Neither the Director, nor any member of the Director’s immediate family received during any of the Company’s last three fiscal years direct compensation in excess of $100,000 from the Company other than regular director compensation, pension and other deferred payments that are not in any way contingent on continued service to the Company and compensation received by an immediate family member for service as a non-executive officer of the Company;

5.	If the Director is an executive officer or an employee of, or if any immediate family member is an executive officer of, another organization that does business with the Company, the annual sales to, or purchases from, the Company by such company in each of the last three fiscal years were less than the greater of 2% of the annual revenues of such company, or $1,000,000;

6.	If the Director is an executive officer of another organization which is indebted to the Company, or to which the Company is indebted, the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company the Director serves as an executive officer;

7.	If the Director is, or is a director, executive officer or greater than 10% owner of an entity that is, a paid advisor, paid consultant or paid provider of professional services to the Company, any member of the Company’s senior management or any immediate family member of a member of the Company’s senior management, the amount of such payments is less than the greater of 2% of such firm’s annual revenues or $1,000,000 during the Company’s current fiscal year;

8.	If the Director is a partner, principal or counsel in a law firm that provides professional services to the Company, the amount of payments for such services in each of the last three fiscal years is less than the greater of 2% of such law firm’s annual revenues, or $1,000,000;

9.	If the Director serves as an officer, director or trustee of a charitable organization to which the Company makes contributions: (i) the Company’s discretionary contributions to such organization are less than the greater of 2% of such organization’s total annual charitable receipts, or $1,000,000; (ii) the Company’s contributions are normal matching charitable gifts and similar programs available to all employees and independent directors; or (iii) the charitable donation goes through the normal corporate charitable donation approval processes, and is not made “on behalf of” a Director;

10.	The Director’s ownership of Company stock, direct or indirect, is less than 20% of the total outstanding Company stock;

11	If the Director is affiliated with, or provides services to, an entity in which the Company has an ownership interest, such ownership interest is less than 20%; and

12.	Any other relationship between the Director and the Company not covered by the standards set forth above is an arrangement that is usually and customarily offered to customers of the Company.
     If any relationship exists between the Company and any Director that is not addressed by the standards set forth above, the Directors meeting these standards shall determine whether such relationship impairs the independence of such Director.

Appendix 2
     Fees for service as a member of the Board of Directors or the Committees thereof are the only compensation which members of the Audit Committee may receive from the Company. Audit Committee members may not receive any fees for services as a consultant or legal or financial advisor. Disallowed compensation includes compensation paid to a Director’s spouse, minor children or stepchildren, or children or stepchildren sharing a home with the Director. Disallowed compensation also includes compensation paid to a firm in which a Director is a partner, member or executive officer or other officer holding a similar position, and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or a subsidiary, even if the Director is not the actual service provider.
     No member of the Audit Committee may be an “affiliated person” of the Company or any subsidiary, as such term is defined by the SEC.

Appendix 3
Director Stock Ownership Guidelines
I.	Director Stock Ownership Guidelines
     Non-management board members are required to refrain from selling, transferring or otherwise disposing of greater than fifty percent (50%) of their total stock holdings (as further described below) in the Company’s stock during any twelve month period, beginning with the anniversary date of the Company’s initial public offering and ending with the next anniversary date of the Company’s initial public offering. Stock holdings, for purposes of determining the calculation, will be set at the beginning of the twelve month period. This policy applies as long as the Director retains his or her seat on the Board.
II.	Compliance with the Guidelines
     Company stock that counts towards satisfaction of these stock ownership guidelines includes: shares owned outright by the Director and his or her immediate family members who share the same household, whether held individually or jointly; restricted stock where the restrictions have lapsed; shares acquired upon stock option exercises; stock beneficially owned in a trust; and shares obtained/sold through open market purchases. Any open market transactions must be made during an open trading window and with advance notice to the General Counsel in accordance with the Company’s Insider Trading Policy.
III.	Exceptions
     The Exhibit C Director Stock Ownership Guidelines do not apply to Emeritus Board members. Additionally, there may be rare instances where these Guidelines would place a severe hardship on a Director. The Governance Committee will make the final decision as to developing an alternative stock ownership guideline for a Director that reflects the intention of these Guidelines and his or her personal circumstances as appropriate.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here	☐
for Address
Change or
Comments
SEE REVERSE SIDE

WITHHELD
	FOR	FOR ALL		FOR	AGAINST	ABSTAIN
PROPOSAL 1. ELECTION OF DIRECTORS	☐	☐	PROPOSAL 2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS	☐	☐	☐

Nominees:
01 Coleman Peterson
02 William Reisler

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)
			I PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS			☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
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Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/bbw		1-866-540-5760		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Build-A-Bear Workshop, Inc. Annual Report
and Proxy Statement on the Internet at http://ir.buildabear.com in the financial reports section.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
BUILD-A-BEAR WORKSHOP, INC.
     The undersigned hereby appoints Chairman and Chief Executive Bear Maxine Clark and Chief Financial Bear, Treasurer and Secretary Tina Klocke, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Build-A-Bear Workshop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 11, 2006 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
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